EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of May 22, 2000, between Centennial Technologies, Inc., a Delaware corporation (the "Company"), and L. Michael Hone ("Executive").

         WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company on the terms contained herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. The term of this Agreement shall extend from the date hereof (the "Commencement Date") until the third anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on each anniversary hereafter unless, not less than 90 days prior to any such anniversary, either party shall have given notice to the other that it does not wish to extend this Agreement. The term of this Agreement shall be subject to termination as provided in Section 6 and may sometimes be referred to herein as the "Period of Employment."

2. POSITION AND DUTIES. During the Period of Employment, Executive shall serve as the President and Chief Executive Officer and a member of the Board of Directors of the Company (the "Board"), and shall have supervision and control over and responsibility for the business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.

3.       COMPENSATION AND BENEFITS.

         (a) BASE SALARY. Executive's initial annual base salary shall be $330,000, which shall be effective beginning May 1, 2000. Executive's base salary shall be subject to increase at the discretion of the Compensation
Committee of the Board (the "Compensation Committee") based on its annual review. The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in substantially equal bi-weekly installments.

         (b) BONUS. Executive shall be eligible to receive cash incentive compensation equal to up to 150% of his Base Salary ("Bonus") as determined on an annual basis by the Compensation Committee in its sole discretion.

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         (c) LIFE INSURANCE.  The Company shall at its expense provide Executive with $1,000,000 of term life insurance, the death benefits from which shall be payable to one or more beneficiaries designated by Executive.

         (d) AUTO ALLOWANCE. The Company shall pay to Executive a monthly automobile allowance equal to $1,000.

         (e) CLUB MEMBERSHIP. The Company shall pay all regular and special membership fees and dues (including any initiation fees) for Executive's membership in Vesper Country Club. This benefit shall be in addition to any corporate or personal membership rights the Company may pay for at Andover Country Club.

         (f) MOVING EXPENSES. The Company has requested Executive to relocate to the Company's headquarters in Wilmington, Massachusetts. Accordingly, the Company shall pay for Executive's moving costs, including closing costs associated with Executive's sale of his residence in Rochester, New York and the closing and brokerage costs associated with Executive's purchase of a new residence in the area surrounding the Company's headquarters.

         (g) TRAVEL. In light of Executive's relocation at the request of the Company, the Company shall reimburse Executive for reasonable travel expenses incurred in visiting his family.

         (h) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Period of Employment, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

         (i) OTHER BENEFITS. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term "Employee Benefit Plans" includes, without limitation, each savings and profit-sharing plan; stock option plan; medical insurance plan; dental insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for senior executives of the Company. To the extent that the scope or nature of benefits described in this section is determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with the Company. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. All benefits to be received by Executive pursuant to Sections 3(c)
- (i), inclusive, under this Agreement shall be made on an after-tax basis, such that the Company shall compensate Executive for any federal or state tax payable with respect to such benefit as well as any such tax payable with respect to the compensation called for by this sentence.

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         (j)  VACATIONS.  Executive  shall be  entitled to six (6) paid weeks of vacation in each calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executives.

4.       UNAUTHORIZED DISCLOSURE.

         (a) CONFIDENTIAL INFORMATION. Executive acknowledges that in the course of his employment with the Company, he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its affiliates' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' business. Executive understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that
(i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company's industry, other than as a result of any action or inaction by Executive; or (iv) such information has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

         (b) HEIRS, SUCCESSORS, AND LEGAL REPRESENTATIVES. The foregoing provisions of this Section 4 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Section 4 shall survive the termination of this Agreement for any reason.


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5. COVENANT NOT TO COMPETE.  In consideration for Executive's  employment by the
Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Section 4, Executive agrees as follows:

         (a) NONCOMPETITION. During the Period of Employment and for the Post-Termination Period (as defined below), Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive in any geographic area with any of the Company's products which are produced by the Company or any affiliate of the Company as of the date of Executive's termination of employment with the Company; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of any publicly held company. As used herein, "Post-Termination Period" means the period following termination of Executive's employment with the Company for any reason whatsoever equal to the longer of 12 months or the period for which the Executive is receiving any benefits from the Company pursuant to Section 7 hereof.

         (b) NONSOLICITATION. During the Period of Employment and for the Post-Termination Period, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company without providing the Company with ten (10) days' prior written notice of such proposed employment.

6. TERMINATION. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

         (a) DEATH. Executive's employment hereunder shall terminate upon his death.

         (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

         (c) TERMINATION BY COMPANY FOR CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Executive shall be given notice of any such meeting of the Board and shall be afforded the opportunity to make an oral presentation and provide written materials to the Board. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de

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minimis use of Company  property  for personal  purposes;  (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude;
(C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Sections 4 or 5 of this Agreement; or (E) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Board.

         (d) TERMINATION WITHOUT CAUSE. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Section 6(c) or result from the death or disability of the Executive under Section 6(a) or (b) shall be deemed a termination without Cause. If the Company provides notice to Executive under Section 1 that it does not wish to extend the Period of Employment, such action shall not be deemed a termination without Cause.

         (e) TERMINATION BY EXECUTIVE. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Section 1 that he does not wish to extend the Period of Employment, such action shall not be deemed a voluntary termination by Executive. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (B) removal of Executive from his position as Chief Executive Officer of the Company; (C) an involuntary reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all senior executives of the Company; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed to a location more than fifty (50) miles from such offices, or the requirement by the Company that Executive be based anywhere other than such offices on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Section 9. "Good Reason Process" shall mean that (i) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

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         (f) NOTICE OF  TERMINATION.  Except for  termination  as  specified  in
Section 6(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice
of  Termination"   shall  mean  a  notice  which  shall  indicate  the  specific termination provision in this Agreement relied upon.

         (g) DATE OF TERMINATION. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Section 6(b) or by the Company for Cause under Section 6(c), the date on which Notice of Termination is given; and (C) if Executive's employment is terminated by the Company under Section 6(d), or terminated by the Executive under Section 6(e), thirty (30) days after the date on which a Notice of Termination is given.

7.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) DEATH OF EXECUTIVE. If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall have most recently designated in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's unpaid Base Salary and Pro Rata Bonus (as defined in Section 7(f) below) to the date of his death. Upon the death of Executive, all unvested stock options shall immediately vest in Executive's estate or other legal representatives and become exercisable, and Executive's estate or other legal representatives shall have the remaining option term to exercise all stock options granted to Executive. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Such payments, in the aggregate, shall fully discharge the Company's obligations hereunder.

         (b) DISABILITY OF EXECUTIVE. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and Pro Rata Bonus until Executive's employment is terminated due to disability in accordance with
Section 6(b) or until  Executive  terminates his  employment in accordance  with
Section 6(e), whichever first occurs. Following such termination, Executive may receive benefits under the Company's long-term disability plan subject to the terms and conditions thereof. Upon the Date of Termination, all unvested stock options shall immediately vest and become exercisable and Executive shall have the remaining option term to exercise all stock options granted to Executive. For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive and Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination.

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         (c) TERMINATION BY EXECUTIVE.  If Executive's  employment is terminated by Executive other than for Good Reason as provided in Section 6(e), then the Company shall, through the Date of Termination, pay Executive his unpaid Base Salary at the rate in effect at the time Notice of Termination is given. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier.

         (d) TERMINATION WITHOUT CAUSE. If Executive terminates his employment for Good Reason as provided in Section 6(e) or if Executive's employment is terminated by the Company without Cause as provided in Section 6(d), then the Company shall, through the Date of Termination, pay Executive his unpaid Base Salary and Pro Rata Bonus. In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company,

                  (i) the Company shall continue to pay Executive all compensation benefits set forth in Section 3 hereof for the remaining term of this Agreement, as such term may theretofore have been extended in accordance with Section 1 hereof. The amount of Base Salary payable pursuant to this Section 7(d)(i) shall be based on the rate in effect at the time the applicable Notice of Termination is given. The amount of Bonus payable pursuant to this Section 7(d)(i) shall be based on the amount of the Bonus paid to Executive for the year immediately preceding the year in which Executive's employment with the Company is terminated; and

                  (ii) upon the Date of Termination, all unvested stock options shall immediately vest and become exercisable and Executive shall have the remaining option term to exercise all stock options granted to the Executive.

         (e) TERMINATION FOR CAUSE. If Executive's employment is terminated by the Company for Cause as provided in Section 6(c), then the Company shall, through the Date of Termination, pay Executive his unpaid Base Salary. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all unvested stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination must be exercised by Executive within three (3) months following the Date of Termination or by the end of the option term, if earlier.

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         (f) PRO RATA BONUS. In determining  Executive's Pro Rata Bonus pursuant to Sections 7(a) or 7(d) hereof, the amount shall be equal to the product of (i) a fraction, the numerator of which is the number of days elapsed in the year Executive's employment with the Company is terminated and the denominator is 365, multiplied by (ii) the Bonus paid to Executive with respect to the year immediately preceding the year in which Executive's employment with the Company is terminated.

         (g) CONSTRUCTION. Executive's rights under this Agreement are in addition to, and nothing herein shall be construed so as to modify, replace or otherwise affect Executive's rights or the Company's obligations under, the Executive Retention Agreement dated as of February 26, 1999 between the Company and Executive.

8. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         if to the Executive:

                  At his home address as shown
                  in the Company's personnel records;

         if to the Company:

                  Centennial Technologies
                  7 Lopez Road
                  Wilmington, MA 01887
                  Attention:  Board of Directors

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

10. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

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11. COUNTERPARTS.  This Agreement may be executed in several counterparts,  each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of
Section 4 or 5 hereof. In addition, in the event Executive violates any of the provisions of Section 5, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of the covenant contained in Section 5 shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Section 6(b) or 7(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

13. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.



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14.  LITIGATION  AND  REGULATORY  COOPERATION.   During  and  after  Executive's
employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of
the  Company  at  mutually   convenient  times.  During  and  after  Executive's
employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived based on his Base Salary in effect at the Date of Termination) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 14, including, but not limited to, reasonable attorneys' fees and costs.

15. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Any references herein to any year shall mean the fiscal year of the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).


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

         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.


                                          CENTENNIAL TECHNOLOGIES, INC.


                                          By:
                                             -----------------------------------
                                                 Steven M. DePerrior,
                                                 Compensation Committee Chairman


                                          EXECUTIVE



                                          --------------------------------------
                                          L. Michael Hone



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